Exhibit 10.57

EMPLOYMENT AGREEMENT

This Employment Agreement ("Employment Agreement") is entered into as of September 23, 2021, by and between Quotient Limited ("Employer"), or such affiliate of Employer as its Chairman of the Board of Directors of the Employer (the "Board") may designate, and Mohammad El Khoury ("Executive") (collectively, the "Parties").

A. Employer desires assurance of the association and services of Executive in order to retain Executive's experience, abilities, and knowledge, and is therefore willing to engage Executive's services on the terms and conditions set forth below.

B. Executive desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

It is expressly agreed between the Parties that this Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Executive under the United Arab Emirates (the "UAE") law.

In consideration of the above recitals and of the mutual promises and conditions in this Employment Agreement, the Parties agree:

1.
Duties and Authority; Obligations
1.1
Duties. Employer employs Executive as its Chief Commercial Officer and Executive accepts such employment. Executive will perform all of the employment duties, responsibilities and job functions consistent with such a management position and such other duties and responsibilities deemed necessary or appropriate by Employer's Chief Executive Officer (the "CEO") or the Board of Directors of the Employer (the "Board") (collectively, the "Employment Duties"). Executive will exercise the authority consistent with those duties and responsibilities. Such Employment Duties may require the performance of work beyond customary office hours and involve varying work period hours and working conditions. Executive's employment is conditional upon his obtaining and continuing to hold the requisite labour and residence permissions from the relevant authorities in the UAE and complying with all other requirements (if any) of the UAE authorities to enable him to lawfully carry out the Employment Duties for Employer.
1.2
Obligations. Executive shall at all times during the Employment Term:
1.2.1
devote the whole of his working time, attention, skill, best efforts and ingenuity to the Employment Duties;
1.2.2
comply fully with, implement and enforce all Employer rules, regulations, policies and procedures from time to time in force;
1.2.3
perform the Employment Duties faithfully and diligently;

1.2.4
follow all lawful and reasonable directions of the CEO and the Board and observe such restrictions or limitations as may from time to time be imposed by the CEO or the Board upon the performance of the Employment Duties;
1.2.5
use best efforts to promote the interests of Employer and not do or willingly permit to be done anything that is harmful to those interests; and
1.2.6
keep the Employer's CEO and the Board fully informed (in writing if so requested) of the conduct of its business and affairs and provide such explanations as the CEO or the Board may require.
2.
Executive's Compensation, Perquisites and Benefits
2.1
Basic Salary. Employer agrees to pay Executive a base salary at the rate of AED 1,215,030 per annum (the "Basic Salary"). The Basic Salary will be paid in twelve (12) monthly equal installments and in accordance with Employer's standard payroll practices. Employer will withhold from the Basic Salary (and other sums due to the Executive) all payroll taxes and other deductions required by applicable law (including, but not limited to, with respect to social security) or authorized by Executive. The Basic Salary will be reviewed on an annual basis and may be adjusted as determined by the Board in its sole discretion. The undertaking to review Executive's Basic Salary shall not create any entitlement to an increase in the Basic Salary. Executive will not be eligible for overtime pay for work performed outside Employer's regular business hours.

2.2 Housing Allowance. The Employer shall pay the Executive an annual housing allowance of AED 300,000, paid in one advance payment in the first month of the Executive's employment with the Employer covering the twelve (12) month period from the Commencement Date. Thereafter in respect of subsequent years, the Executive shall receive his housing allowance on an annual basis, paid in the anniversary month of the Commencement Date, each annual payment covering the twelve (12) month period from the anniversary date, provided however that Executive shall notify the Employer should Executive’s housing rent becomes payable by Executive on a monthly basis (or more frequently than annually), in which case the Employer shall pay the housing rent to the Employee in twelve equal monthly instalments. In the event that the Executive's employment is terminated by either party (for whatever reason) the Executive agrees to repay any unearned portion of the advance housing allowance payment on a pro rata basis as directed by the Employer (including by way of deduction from any sums owed to him).

2.3 Transport Allowance. The Employer shall pay the Executive an annual transport allowance of AED 108,000 per annum, paid in 12 equal monthly instalments starting the month of the Commencement Date.

2.4 Credit Card. Employer may supply a credit card to Executive to be used solely for expenses incurred in carrying out the Employment Duties. The card must be returned by Executive to Employer immediately upon request by Employer.

2.5 Medical Insurance. Executive shall be reimbursed up to an annual amount of Euros 25,000 upon the production of invoices towards the cost of comprehensive family world-wide medical insurance cover

2.6 Specific Benefits. Employer shall make available to Executive twenty-five (25) working days annual leave per year, and the standard public holidays in the UAE as declared by the UAE government for the private sector. Prior to taking annual leave Executive shall receive the prior written approval of the Executive’s supervisor. Executive is required to use all annual leave days within the year. A maximum of five (5) days can roll over to the following holiday year. Any other accrued but unused days shall not roll over to the following holiday year and shall lapse without entitlement to payment in lieu thereof.

2.7 Perquisites. During the Employment Term, Employer will provide to Executive the following perquisites (with its business-related expenses to be paid by Employer):

- Use of a cell phone; and

- Laptop.

2.8 Equity Grants/Bonus Schemes. In the Board's sole discretion, Executive will be eligible to participate in Employer's ex gratia/discretionary Bonus Schemes, in accordance with the terms of any ex gratia bonus plan documents, award agreements, and any notices provided by Employer to Executive, including such terms as set forth in the attached Schedule 1. The assessment of the eligibility criteria as well as any actual payment under such ex gratia Bonus Schemes/Equity Grants will be decided by the Employer in its absolute discretion. Any payment made in a given year shall not create any entitlement to any future payment under the Employer's ex gratia Bonus Schemes.

2.9 Employment Taxes and Social Security. Compensation that is paid in cash to the Executive will be paid in line with the employment tax and social security arrangements in force in the UAE at the time of payment. As at the date of signature of this Agreement, compensation paid in cash is not subject to employment tax and social security deductions or payments. If UAE legislation changes in this respect, compensation paid in cash may be subject to tax and social security payments or deductions at the Executive's expense.

2.10 Tax Equalization. If Employer requests Executive to relocate to another country, the Employer will equalize taxes due on any cash compensation for twenty-four months post relocation.

3.
Place and Hours of Employment

Executive's employment location during the Employment Term will be the UAE; provided, however, that Employer may require Executive to travel and to be at other locations as necessary or required to fulfill Executive's responsibilities. Executive shall work during Employer's regular business hours and any additional hours necessary to fulfill the Employment Duties. Given that the Executive has a managerial/supervisory role, he acknowledges that the overtime provisions contained in the Federal Law No. 8 of 1980 (as amended) (the "UAE Labour Law") will not apply to him.

4.
Employment term

The term of Executive’s employment shall commence on October 5, 2021 (the "Commencement Date") and shall continue until terminated in accordance with Section 8 below (such term, the "Employment Term"). The first three months of the Employment Term shall be probationary. During the probation period Executive's employment may be terminated by either party without notice and without reason. Prior to and after the Commencement Date, Executive agrees to participate in investor communications as reasonably requested by the Employer.

5.
Other Expenses

Employer will reimburse Executive promptly for reasonable, necessary, customary and usual business expenses, including travel, entertainment, parking, business meetings and professional dues incurred during the Employment Term and substantiated in accordance with the policies and procedures established from time to time by Employer.

6.
Executive's Outside Business Activities

Executive is expected to devote Executive's full attention to the business interests of Employer; provided, however, that Executive may devote reasonable time and effort to community and charitable activities and organizations, so long as they do not interfere with performance of the Employment Duties.

Executive represents to Employer that Executive has no other outstanding commitments inconsistent with or in conflict with or that may interfere with any of the terms of this Employment Agreement or the services to be rendered under it.

7.
Employer Inventions
7.1
Definition of Employer Inventions. "Employer Inventions" means all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that Executive learns of, conceives, develops or creates alone or with others (and the materials embodying them) during Executive's past, present or future association with or employment by Employer (whether or not conceived, developed or created on behalf of Employer during regular working hours).

"Employer Inventions" also includes anything that may be conceived, developed, or created, by Executive, either alone or with others, during Executive's past, present or future association with or employment by Employer (whether or not conceived developed, or created during regular working hours), and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of Employer or to Employer's actual or demonstrable anticipated research and development, or that result from any work performed by Executive for Employer.

Any Employer Inventions created by the Executive in the course of his employment is created at the request, and for the benefit, of the Employer. The Executive acknowledges that he has a special obligation to further the interests of the Employer in relation to such Employer Inventions.

7.2
Disclosure of Employer Inventions. Whether upon Employer's request or voluntarily, Executive will promptly disclose to Employer or its designee during Executive's employment with Employer and for one year thereafter all Employer Inventions that Executive has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Employer Invention, or any aspect of such Employer Invention, has been described, committed to writing, or reduced to practice, in whole or part by any other person. At all other times, Executive will treat every Employer Invention as Confidential Information (as defined in and in accordance with Section 12).
7.3
Assignment and Disclosure of Inventions. The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Employer Inventions and materials embodying any of them shall automatically belong to the Employer as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law). Executive hereby assigns to Employer all right, title and interest to all Employer Inventions, which will be the sole and exclusive property of Employer, whether or not subject to patent, copyright, trademark or trade secret protection. To the extent any Employer Inventions does not vest in or transfer to the Employer automatically pursuant to this Section, the Executive agrees to hold such property on trust for the Employer and shall ensure that (at the Employer's election) such rights are assigned to the Employer and/or that the Employer is granted an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to practice such non-assignable rights, including, but not limited to, the right to use, reproduce, distribute, translate and modify any of the Employer Inventions. The consideration for such assignment and the assistance provided in this Section 7.3 is the normal compensation due to Executive by virtue of service to Employer. Executive will also disclose to Employer all inventions made, discovered, conceived, reduced to practice, or developed by Executive, either alone or jointly with others, within six (6) months after the termination of employment with Employer which resulted, in whole or in part, from Executive's prior employment by Employer. Such disclosures will be received by Employer in confidence to the extent such inventions are not assigned to Employer pursuant to this Section 7.3.
7.4
Additional Instruments. Executive will promptly execute, acknowledge and deliver to Employer all additional instruments or documents that Employer determines at any time to be necessary to carry out the intentions of this Section 7. Furthermore, whether during or after Executive's employment with Employer. Executive will promptly perform any acts deemed necessary or desirable by Employer, at Employer's expense, including formally assigning those rights to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of an Employer Invention. Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as Executive's agent and attorney-in-fact to act for, on behalf of and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Section 7.4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Employer Inventions and improvements thereto with the same legal force and effect as if executed by Executive.
7.5
Pre‑existing Inventions. Executive will retain all right, title and interest in and to inventions that Executive created and owned prior to service to Employer as listed in the attached Schedule 2.
8.
Termination of Agreement/Employment
8.1
Voluntary Termination by Executive. Executive may voluntarily terminate this Employment Agreement for any reason and at any time; provided that six (6) months' advance written notice is given to Employer. Executive's employment and the Employment Term will expire on the final day of the month in which the notice period expires. Executive will be entitled to receive the Basic Salary, allowances and employee benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) while performing services for the balance of the Employment Term. Notwithstanding the foregoing, Employer may release Executive from the obligation to work through the end of the Employment Term and instead pay Executive until the end of the Employment Term – i.e. an amount equal to Executive's Basic Salary, allowances and employee benefits until the end of the Employment Term.
8.2
Termination by Employer Without Cause. Employer may terminate this Employment Agreement and Executive's employment without Cause upon six (6) months' advance written notice provided to Executive. Upon such a termination of this Employment Agreement, Executive's employment and the Employment Term will expire on the final day of the month in which the notice period expires. Employer's total liability to Executive under this Section 8.2 will be limited to the payment of Executive's Basic Salary, allowances and provision of employee benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) end of service gratuity, payment in lieu of accrued but untaken holiday, through and including the day of termination.
8.3
Termination by Employer for Cause. Employer may immediately terminate this Employment Agreement and Executive's employment for "cause" under Article 120 of the UAE Labour Law at any time without notice to Executive. In the event of a dismissal under Article 120 of the UAE Labour Law, the Executive would forfeit his entitlement to end of service gratuity payment.

Employer's total liability to Executive under this Section 8.3 will be limited to the payment of Executive's Basic salary, allowances and provision of employee benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) payment in lieu of accrued but untaken holiday, through and including the effective date of termination.

8.4
Termination Because of Disability of Executive. Employer may terminate this Employment Agreement and Executive's employment on six (6) month's prior written notice if Executive is and has been unable to perform Executive's duties under this Employment Agreement due to sickness for a consecutive or non-consecutive period of ninety (90) calendar days in any twelve (12) month period.
8.5
Termination on Death of Executive. If Executive dies during the term of this Employment Agreement, his employment will be terminated on the day of Executive's death. Employer's total liability to Executive under this Section 8.5 will be (subject to applicable law) limited to the payment of Executive's Basic Salary, allowances and provision of employee benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated), end of service gratuity, payment in lieu of accrued but untaken holiday, through and including the day of Executive's death.
9.
Resignation of Office

At any time after notice is given by Employer or Executive to terminate Executive's employment with Employer, Executive shall, at the request of Employer's Board of Directors, resign from all offices Executive may hold as a director or officer of Employer and from all other appointments or offices that Executive holds as nominee or representative of Employer.

10.
Agreement Survives Merger or Dissolution

This Employment Agreement will survive any merger of Employer with any other entity, regardless of whether Employer is the surviving or resulting corporation, and any transfer of all or substantially all of Employer's assets to any other entity and to any such successor entity's subsequent successors or assigns. In the event of any such merger or transfer of assets, the provisions of this Employment Agreement will be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred.

11.
Assignment

This Employment Agreement may not be assigned by Executive. Employer may assign this Employment Agreement without the consent of Executive.

12.
Confidential Information
12.1
Definition of Confidential Information. "Confidential Information" means all non-public or proprietary information relating to Employer's business or that of any Employer vendor or customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding Employer Inventions, as defined in Section 7.1, products sold, distributed or being developed by Employer, and any other non‑public information regarding Employer's current and developing technology; information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by Employer in the course of its business; and any non‑public or proprietary information regarding Employer or Employer's present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.
12.2
Executive's Use of Confidential Information. From the Commencement Date and at all times thereafter, Executive will maintain the confidentiality of the Confidential Information. Executive will not, without Employer's prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Executive's work on Employer's behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Employer unless such person or entity is authorized by Employer to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by Employer or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to Executive is and will remain Employer's property or the property of Employer customer to which they belong.
12.3
Return of Material. Upon request of Employer or upon termination (whether voluntary or involuntary), Executive will immediately turn over to Employer all Confidential Information, including all copies, and other property belonging to Employer or any of its customers, including documents, disks, or other computer media in Executive's possession or under Executive's control. Executive will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to Executive's services to Employer or any of its customers.
13.
Noncompetition and Nonsolicitation Covenants
13.1
Agreement Not to Compete. Executive acknowledges that, during the course of employment with the Employer, he has and shall:(i) continue to acquire and use valuable trade secrets and/or confidential and proprietary information belonging to the Employer; and (ii) become acquainted and establish connections with the Employer's customers, suppliers, business contacts and key employees. During the period between the Commencement Date and one (1) year from and after the termination of Executive's employment with Employer for any reason, Executive will not anywhere in the world, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity, in any activity that competes with products or services provided by Employer or any subsidiary or affiliated company during the one (1) year period prior to the date of the termination of employment. Nothing in this Section 13.1 will be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.
13.2
Agreement Not to Solicit Executives. During the period between the Commencement Date and one (1) year from and after the termination of Executive's employment with the Employer for any reason, the Executive will not, directly or indirectly, alone or on behalf of any person or business entity, hire or aid, encourage, advise, solicit, induce or attempt to induce any employee of the Employer, or any subsidiary or affiliated companies, to leave his or her employment with the Employer where such employee was in a managerial or executive capacity or key sales or key technical position over whom the Executive exercised control or with whom he had significant business contact or dealings during the twelve-month period prior to the Termination Date.
13.3
Agreement Not to Solicit Customers and Suppliers. During the period between the Commencement Date and one (1) year from and after the termination of Executive's employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of Employer, or any subsidiary or affiliated companies (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with Employer, or any subsidiary or affiliated companies or (ii) to enter into or expand any actual or potential business relationship with any competitor of Employer, or any subsidiary or affiliated companies.
13.4
Each of the restrictions set out in this agreement and in each of the sub clauses of this Section 13 is an entirely separate, severable and independent restriction. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
13.5
If the duration of, the scope of, or any business activity covered by any provision of this Section 13 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and Employer and Executive consent to the judicial modification of the scope and duration of the restrictions in this Section 13 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Executive hereby acknowledges that this Section 13 will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.
14.
Survival

The Parties agree that Executive's obligations under Sections 7 (Employer Inventions), 12 (Confidential Information), and 13 (Non-competition and Non-solicitation Covenants) of this Employment Agreement will survive the termination of this Employment Agreement and termination of Executive's employment with Employer, regardless of when such termination may occur and regardless of the reasons for such termination.

15.
Effect of Employer's Personnel Policies, Rules, and Practices

Executive is entitled to the benefit of, and is obligated to perform, all of Executive's responsibilities under Employer's personnel policies, rules, and practices in effect from time to time for all of its employees during the Employment Term. For the avoidance of any doubt the status of such policies, rules and practices is non-contractual and as such the Employer, at its sole discretion, may amend these from time to time.

16.
Integration

This Employment Agreement contains the entire agreement between the Parties pertaining to the subject matter addressed in this Employment Agreement. No oral modifications, express or implied, may alter or vary the terms of this Employment Agreement.

17.
Amendment/Novation

No modifications, amendments, deletions, additions, or novations to or of this Employment Agreement will be effective unless they are completely and unambiguously contained in a writing signed by Executive and by an authorized officer of Employer.

18.
Choice of Law; Venue

This Employment Agreement and any dispute arising from the relationship between the Parties will be governed by and construed under and according to the laws of the UAE. Any dispute arising out of or in relation to this Employment Agreement shall be subject to the exclusive jurisdiction of the relevant courts of the United Arab Emirates.

19.
Notices

Any notice to Employer required or permitted under this Employment Agreement will be given in writing to Employer, either by personal service, facsimile, or by registered or certified mail, postage prepaid. Any notice to Executive will be given in a like manner and, if mailed, will be addressed to Executive at Executive's home address then shown in Employer's files. For the purpose of determining compliance with any time limit in this Employment Agreement a notice will be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the same business day given by facsimile, e‑mail, or other electronic transmission, or (c) on the second (2nd) business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section. As of the date this Employment Agreement is executed, notice is to be given at the following addresses:

To Employer:

Quotient Limited
PO Box 1075, Elizabeth House
9 Castle Street
St Helier
Jersey JE4 2QP
Channel Islands

Attn: Chief Executive Officer
at Chief Executive Officer’s e-mail address then in company’s systems

To Executive:

Mohammad El Khoury

Um Suqueim II, Al Tayari St, Villa 65

Dubai

P.O.Box 505028

United Arab Emirates

Copy to:

Quotient Limited
B1, Business Park Terre Bonne
Route de Crassier 13
1262 Eysins
Switzerland
Attn: Chief People Officer

At Chief People Officer’s e-mail address then in company’s systems

20.
Withholding

Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

21.
END OF SERVICE GRATUITY
21.1
Subject to the Executive completing a minimum of one (1) years’ service with the Employer, he may become entitled to receive an amount by way of end of service gratuity ("ESG"). The Executive's entitlement, if any, will only become due and payable on the termination of his employment with the Employer and subject to and in accordance with the UAE Labour Law.
21.2
The ESG will be calculated with reference to the Executive's last monthly Basic Salary and shall not include that portion of his salary received as an allowance for housing, travel, bonus, or any other type of allowance or benefit in kind.

21.3 The Employer shall be entitled to deduct from the ESG any amounts owed to the Employer by the Executive.

21.4 No ESG shall be payable to the Executive if he is terminated without notice (or resigns to avoid dismissal) for any of the reasons of serious misconduct provided for in Article 120 of the UAE Labour Law.

22.
SICK LEAVE

22.1 The Executive shall be entitled to the maximum paid sick leave as permitted under the UAE Labour Law. The maximum sick pay available to the Executive is for 90 days per annum (continuous or interrupted). The first 15 days are paid in full; the next 30 days are with half pay and the subsequent period, without pay.

22.2 Sick leave not taken in any twelve month period may not be carried over into the next twelve month period.

22.3 For the avoidance of any doubt, no salary shall be payable during sick leave if the sickness is the direct result of the Executive's misconduct. Should the Executive fail to resume work immediately after the expiry of his sick leave, he shall automatically forfeit his salary for the period of his absence, with effect from the day following that on which the sick leave expired.

23.
Data Protection and severability

23.1 As Executive's employer, Employer needs to keep and process information about Executive for employment purposes (the “Personal Data”). The Personal Data held and processed by the Employer will be used for the Employer’s management and administrative use only. The Employer shall keep and process the Executive’s Personal Data to be able to pursue its business activities and manage its contractual relationship with Executive effectively, lawfully and appropriately, both during the employment relationship under this Employment Agreement and after its end. The holding and processing of Executive’s Personal Data by Employer is required in particular for Employer to be able (i) to comply with its obligations under this Employment Agreement and towards other employees, (ii) to comply with any legal requirements imposed on Employer, (iii) to pursue its legitimate interests and (iv) as the case may be, to protect Employer's legal position in the event of legal proceedings.

23.2 The Executive will: (i) use his best endeavours to protect any personal data supplied by a client, the Employer or any affiliate agencies in connection with their receipt of the Employer's services (“ Client Personal Data”) from and against any unauthorised or unlawful processing and any loss or damage while in his possession; (ii) use Client Personal Data solely for the purpose of performing the Employer's services or as otherwise instructed in writing by the client or with the consent of the owner of such Client Personal Data. The Executive agrees to indemnify the Employer against any and all claims, actions, liabilities, losses, damages and expenses (including legal expenses) incurred by the Employer which arise directly or indirectly out of or in connection with his failure to comply with any local data privacy legislation.

23.3 Monitoring By signing this Employment Agreement, Executive agrees and consents to the Employer (and/or any group company) monitoring and recording the Executive's use of the Employer's emails, fax, computer, mobile device and telephone systems to ensure compliance with applicable UAE laws and for the Employer's (and/or any group company's) legitimate business purposes. For the avoidance of doubt, the Executive should not have any expectation of privacy when using the Employer's communication and computer equipment and systems including (but not limited to) messages sent from the Employer's email account or through any internal messaging system.

23.3 Subject to Section 13.5, if any provision of this Employment Agreement is held to be invalid or unenforceable, the remainder of this Employment Agreement will nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

24.
Headings

The headings in this Employment Agreement are inserted for convenience only; are not part of this Employment Agreement, will not in any manner affect the meaning of this Employment Agreement or any paragraph, term, and/or provision of this Employment Agreement; and will not be deemed or interpreted to be a part of this Employment Agreement for any purpose.

25.
Construction

The language of this Employment Agreement will, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against Executive, on the one hand, or Employer, on the other hand, and without regard to the identity or status of any person or persons who drafted all or any part of this Employment Agreement.

26.
No Waiver

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Employment Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

27.
Warranty and Freedom to Contract

27.1 Executive warrants that he is under no disability that would prevent Executive from entering into this Employment Agreement and from complying with all of its provisions to their fullest extent.

27.2 The Executive represents and warrants to the Employer that, by entering into this Employment Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

28.
Execution in Counterparts

This Employment Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

29.
Faxed or Photocopied Signatures

A faxed or photocopied signature will have the same effect as an original signature.

30.
Right to Counsel

The undersigned Executive has read the foregoing Employment Agreement and has taken the time necessary to review completely and fully understand it. The undersigned Executive has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the foregoing Employment Agreement and each and every result and consequence of its execution by the undersigned Executive fully explained to the Executive by legal counsel selected and retained solely by the Executive.

31.
Clawback Policies

All amounts payable under this Agreement or otherwise by the Employer to the Executive shall be subject to the terms of Employer's "clawback" policies as in effect from time to time.

[signature page follows]

The undersigned fully understands the foregoing Employment Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding Executive for any and all purposes whatsoever.

Employer: QUOTIENT LIMITED

By: /s/ Manuel O. Méndez
Manuel O. Méndez
Chief Executive Officer

By: /s/ Mohammad El Khoury
Mohammad El Khoury

SCHEDULE 1

BONUS AND EQUITY GRANT

1.
Sign-on Bonus. The Employer shall pay Executive one time lump sum amount equal to four hundred and one thousands Arab Emirates dirham (AED 401,000) which will be paid in full in the first available payroll following Commencement Date.

2.
Sign-On Equity Grant. Subject to Board approval, effective as of the Commencement Date, Executive shall be granted:

(a)
Restricted stock units with respect to shares of the Employer having a fair market value as of the date of grant equal to three million two hundred and seven thousand six hundred and seventy-nine United Arab Emirates dirham (AED 3’207 679) (the "Sign-On RSUs"). The Sign-On RSUs shall vest in three yearly installments whereby 50% of the Sign-On RSUs shall vest on the first anniversary of the date of grant, and 25% of the Sign-On RSUs shall vest on each of the second and third anniversaries of the date of grant. Any Sign- On RSUs not vested shall be forfeited upon termination of Executive's employment without any entitlement to payment in lieu thereof.

(b)
Share options with respect to shares of the Employer or of Associated Companies having a fair market value as of the date of grant equal to one million six hundred and fifty thousand and four hundred and forty-one United Arab Emirates dirham (AED 1’652’441) and an exercise price per share equal to the fair market value of a share of the Employer or of Associated Companies on the date of grant (the "Sign-On Share Options"). The Sign-On Share Options shall vest in three equal installments on each of the first, second, and third anniversaries of the date of grant. Any Sign-On Share Options not vested shall be forfeited upon termination of Executive's employment without any entitlement to payment in lieu thereof.

3.
Annual Discretionary Equity Grant. In the Employer’s sole discretion, Executive will be eligible to participate in Employer’s Equity Plan in an amount having a grant date fair value of approximately six hundred thousand US Dollars (USD 600’000), in accordance with the terms of the plan documents, award agreements, and any notices provided by Employer to Executive. The Annual Discretionary Equity Grant would normally be split 50% in Performance Share Units vesting on the third anniversary upon success of specific Corporate Goals, 30% in Restricted Stock Units vesting in three equal annual installments and 20% in Stock Options vesting in three equal annual installments, all of which based on annual performance criteria and the achievement of personal and corporate objectives by Executive, which shall be mutually agreed upon by Employer and Executive and assessed by Employer in its sole discretion. The Executive must be in employment with the Company on the date of the Annual Discretionary Equity Grant

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award to be eligible for the award. The grant of Annual Discretionary Equity for several years in a row does not give rise to any right of the Executive.

4.
Annual Discretionary Bonus. During the Employment Term, in addition to the Basic Salary for each fiscal year of Employer ending during the Employment Term, Executive shall have the opportunity to receive an annual ex gratia bonus, which may be awarded in Employer's sole discretion, in an amount equal to up to sixty percent (60%) of the Basic Salary (the "Discretionary Bonus") then in effect. The Discretionary Bonus shall be based on annual performance criteria and the achievement of personal objectives by Executive, which shall be mutually agreed upon by Employer and Executive and assessed by Employer in its sole discretion. The Discretionary Bonus shall be paid to Executive as soon as practicable, but in no event later than 120 days following the fiscal year to which it relates. The Discretionary Bonus shall be paid to the Executive only if the Executive is employed by Employer on the date of payment.

As an exception to the previous paragraph, 100% of the first-year Quotient target bonus will be guaranteed, pro-rated by the number of months employed in the current Financial Year. The first-year annual bonus will be paid through June 2022 payroll. This exception is strictly applicable only to the period between Executive's commencement date and last day of the FY21 financial year.

The discretionary payments referred to in this Schedule 1 may be modified, adjusted or withdrawn at any time at Employer's sole discretion

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SCHEDULE 2

EXISTING INVENTIONS

N.A.

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